Exhibit 10.7
15 November 2006

PROTRUST FINANCIAL SERVICES GROUP SA
Via Frasca 5, PO Box 5237,
CH-6901, Lugano,
Switzerland

            For the attention of: Alex Bell - Chief Executive Officer
Dear Alex,

Promissory Note, Share Pledge Agreement, Put Option Deed, Transitional Services Agreement and Sale and Purchase Agreement

I refer to the above agreements entered into by Tally-Ho Ventures, Inc ("Tally-Ho") and Protrust Financial Services Group SA ("Protrust") on 4 August 2006 relating to the sale and purchase of all of the issued shares of Protrust Private Clients SA (the "Agreements").

Following our discussions, I have detailed below the Repayment Proposal that sets out how Tally-Ho intend to discharge it's indebtedness of USD3,000,000 (Three Million US Dollars) to Protrust for your acceptance.

Tally-Ho agrees, notwithstanding Protrust's acceptance of this proposal, that the Agreements shall remain in full force and effect and that any acceptance of this Repayment Plan by Protrust would be without prejudice to Protrust's rights under the Agreements. Tally-Ho furthers acknowledges that to the extent that Tally-Ho does not comply with this Repayment Proposal, Protrust will have resort in full to its rights under the Agreements and acceptance of this proposal agreement does not constitute a variation or waiver thereof.

Capitalised terms herein shall have the meaning ascribed to them in the Agreements save to the extent defined herein.

In consideration for Protrust refraining from exercising its security, it is hereby agreed as follows:

1. Tally-Ho will use its best endeavours to procure a purchaser for the Consideration Stock at a price exceeding USD2,000,000 (Two Million US

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         Dollars). For the avoidance of doubt the identification of a purchaser does not oblige Protrust to sell the Consideration Stock.

2. Tally-Ho agrees that its indebtedness to Protrust, currently represented by the sum of USD3,000,000 (Three Million US Dollars) due to Protrust under the Promissory Note, will be increased by the extent to which any price received by Protrust for the Consideration Shares is less than USD3,000,000 (Three Million US Dollars).

3. In order to discharge its indebtedness under the Promissory Note together with any additional indebtedness arising by virtue of the operation of paragraph 2 above, Tally-Ho will make quarterly payments to Protrust on 31 March, 30 June, 30 September, 31 December 2007 and each successive quarter day thereafter until Tally-Ho's indebtedness is discharged.

4. The quarterly payments provided for in paragraph 3 above shall each be in the sum of USD350,000 (Three Hundred and Fifty Thousand US Dollars).

5. It is further agreed by Tally-Ho that the Bank Points, which are currently held to Tally-Ho's order by Protrust AG pursuant to the terms of a letter from Protrust AG to Tally-Ho dated 4 August 2006, will now be retained by Protrust and set-off against the quarterly payments due from Tally-Ho provided for in clauses 3 and 4 above until the full amount of the indebtedness is discharged. Protrust will, in advance of each quarterly payment, notify Tally-Ho of the Bank Points which have accrued in the preceding quarter and Tally-Ho may reduce the quarterly payment by this amount.

6. In addition to the payments provided for in paragraphs 3 and 4 above Tally-Ho shall, within two weeks following the quarter days set out in clause 3 above, pay to Protrust a sum representing the extent to which the profits of Tally-Ho and all of its subsidiary companies (other than where Tally-Ho is restricted from receiving dividends from that subsidiary by agreement dated prior to today's date) have in the immediately preceding quarter exceeded their working capital

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         requirements. For these purposes working capital requirements are defined as the operational costs of the business for a three month period. Tally-Ho will, concurrent with the making of such payments, provide to Protrust information sufficient for Protrust to satisfy itself as to the calculation of the payments made.

7. Tally-Ho agrees and warrants that any monies raised by it or its subsidiaries, other than to provide for working capital as defined in paragraph 6 above, whether by way of stock placement, borrowing or otherwise will be utilised first to discharge its indebtedness to Protrust under the Agreements and that such monies raised may only be used for other purposes once such indebtedness has been discharged.

8. Tally-Ho agrees and warrants that it will take no actions which will in any way damage or compromise the value of the security granted to Protrust pursuant to the Share Pledge.

9. Save to the extent inconsistent with the provisions hereof, the provisions of the Sale and Purchase Agreement shall be applicable to this letter.

If these terms would be acceptable to Protrust please sign below to evidence your agreement.

Yours faithfully,

s/d
Nigel Gregg
For and on behalf of the Board of Tally-Ho Ventures, Inc

For acceptance,

s/d
Alex Bell                                                     Dated 15 Nov 2006

For and on behalf of the Board of Protrust Financial Services Group SA